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                                                                    EXHIBIT 11.1


                       AUSPEX SYSTEMS, INC. & SUBSIDIARIES
                       STATEMENT OF COMPUTATION OF COMMON
                          AND COMMON EQUIVALENT SHARES

                     (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                               FOR THE THREE YEARS ENDED
                                                          ------------------------------------
                                                            JUNE 30,     JUNE 30,      JUNE 30,
                                                             1997         1996          1995
                                                           -------       -------       -------
Net Income .........................................       $13,420       $19,830       $12,411

Weighted average common shares outstanding .........        24,641        23,701        23,029

Weighted average common equivalent shares

     Common stock options ..........................         1,017         2,001         1,342

Total weighted average common shares and equivalents        25,658        25,702        24,371
                                                           =======       =======       =======

Net income per share ...............................       $  0.52       $  0.77       $  0.51
                                                           =======       =======       =======
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